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                                                                    EXHIBIT 31.1

STATE OF SOUTH CAROLINA             )
                                    )                          PROMISSORY NOTE
COUNTY OF RICHLAND                  )


         $3,941,262.00                                  Columbia, South Carolina
                                                        April 17th, 2001

         FOR VALUE RECEIVED, the receipt and sufficiency of which is hereby acknowledged, the undersigned, James C. Richardson, Jr. (the "Promissor"), hereby promises to pay to Gregory A. Edgell (the "Promissee") the principal sum of Three Million Nine Hundred Forty-One Thousand Two Hundred Sixty-Two and no/100s ($3,941,262.00) Dollars, together with interest thereon from May 1, 2001 at the rate of five percent (5.00%) per annum compounded annually and computed until the due date stated herein. The principal and interest shall be due and payable in one lump sum payment on July 1, 2006, unless sooner paid. Any principal and interest not paid when due as provided herein shall bear interest at the greater of the rate provided herein above or the applicable prejudgment statutory rate as of the due date herein as provided in the South Carolina Code of laws of 1976, as amended.

         If the principal and interest shall remain unpaid upon the expiration of ten (10) days after the due date herein or upon the occurrence of any other Event of Default as such term is defined in the Escrow Agreement executed on even date hereof, which definition is incorporated herein by reference, the Promissee shall have the right to institute any proceedings upon this note and upon any security interest, lien or collateral given to secure this note, for the purpose of collecting the principal and interest due and payable and/or for the purpose of protecting any security or collateral connected herewith. In the event any such proceedings are commenced the Promissor hereby agrees to pay all costs and expenses of any such proceedings, including reasonable attorneys fees, and does further hereby agree that ten percent (10%) of the amount due and payable at such time shall constitute reasonable attorneys fees.

         The Promissor reserves the right to prepay any principal and/or interest due hereunder, in full or in part, at any time without penalty.

         The obligations of Promissor hereunder shall not be transferred or assigned by Promissor without the prior written consent of Promissee.

         The rights and privileges of Promissee hereunder shall not be transferred or assigned by Promissee without the prior written consent of Promissor, except that, Promissee, in his sole and exclusive discretion, may transfer or assign this note and any and all of his rights and privileges hereunder to any member of his family, to any trust established for the exclusive benefit of Promissee and/or any members of Promissee"s family or to any corporation, partnership, limited liability company, or other entity, 100% controlled by Promissee and/or members of Promissee"s family.



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         The invalidity of any provision of this note shall not affect the validity of any other provision hereof, all of which shall remain in full force and effect.

         The acceptance after the due date stated herein of any payment of less than the full amount due on this note shall not constitute a waiver of the right of Promissee to demand the payment in full of the remaining unpaid principal and interest.

         No delay or failure on the part of the Promissee to call this note due and payable or to exercise any right or remedy provided herein or available at law or equity shall operate as a waiver thereof, and no single or partial exercise of any call, right or remedy shall preclude Promissee from the exercise of any other or further calls, rights or remedies.

         Promissor hereby expressly waives the right of demand, presentment, protest and notice of non-payment or dishonor hereof and all other notices or demands, whatsoever, (except for notices expressly set forth herein), and Promissor agrees to remain bound hereby until all amounts due hereunder are paid in full, notwithstanding any extension of time for payment which may be granted only by the sole and exclusive discretion of Promissee, which extension must be in a writing signed by Promissee.

         This note shall be governed by and construed in accordance with the laws of the State of South Carolina.

         Jurisdiction and venue for the enforcement of this note shall be exclusively in the courts for the State of South Carolina.

         This note is secured by the Collateral described in the Escrow Agreement executed on even date hereof by the Promissor.



         Given under the hand and seal of the Promissor on the date first above written.



In the Presence of:                             By: /s/ James C. Richardson, Jr.
                                                    ----------------------------
/s/ Ralph C. McCullough                                 JAMES C. RICHARDSON, JR.
-----------------------                                 PROMISSOR
Witness

/s/ Alton Bivens
-----------------------
Witness


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